SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT is made and entered into by and between NexCen Brands, Inc. (the “Company”) and Kenneth J. Hall (the “Executive”).

All capitalized terms used herein unless otherwise defined in this Agreement shall have the meaning assigned to them in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive entered into an employment agreement made as of March 19, 2008 and an Amendment No. 1. to that employment agreement made as of August 15, 2008 (collectively, with any exhibits attached thereto, the “Employment Agreement”);

WHEREAS, on July 30, 2010 the Company completed the sale of substantially all of its assets under the Acquisition Agreement, dated May 13, 2010, by and between the Company and Global Franchise Group, LLC (the “Sales Transaction”);

WHEREAS, effective as of August 13, 2010 (“Termination Date”), Executive will be terminated by the Company without Cause based upon a Change in Control, and Executive will cease to hold any position as an officer of the Company or any Subsidiary;

WHEREAS, Executive desires to receive separation pay and benefits, and the Company is willing to provide separation pay and benefits on the condition that Executive enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Consideration

In consideration of Executive's agreements and promises set forth below, the Company will provide to Executive the following separation payments in accordance with the Employment Agreement:

a.
Base Salary, Bonus and Accrued Paid Time Off.   The Company shall pay to Executive any unpaid Base Salary and Quarterly Bonus (prorated based upon the number of days that the Executive is employed during the third calendar quarter of 2010) through and including the Termination Date.

Executive shall be paid all accrued but unused paid time off during the Employment Period through and including the Termination Date.  The parties acknowledge and agree that as of the Termination Date, Executive has accrued 15.5 days of paid time off.  The Company shall pay all amounts for such paid time off, less deductions for federal and/or state income tax withholding, FICA and any other deduction from wages required by law or regulation, by including such net amount in a payroll payment to be made pursuant to the Company’s normal payroll practices, following the Termination Date.

b.
Lump Sum Severance Payment.  The Company shall pay to Executive a Severance Payment totaling One Million, Nine Hundred Thousand, Nine Hundred Dollars ($1,999,900.00) (less standard statutory deductions for federal and state taxes and withholdings) in a lump sum by including such net amount in a payroll payment immediately following the Termination Date in accordance with the Company’s normal payroll practices.

c.
Continued Participation in Company’s Group Medical Plan.  Subject to Executive’s timely election under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Executive shall continue to be eligible to participate in the group medical plan of the Company or its successor sponsor on the same basis as he previously participated, until the earlier of eighteen months from the Terminate Date or the date Executive is provided with health insurance coverage by a successor employer.  Executive shall promptly inform the Company’s wind down consultant, XRoads Solutions Group, attention Dennis Simon, if and when he is provided with health insurance coverage by a successor employer.

d.
Reimbursable Expenses.  The Company shall pay to Executive all reimbursable expenses due and owing to the Executive through the Termination Date in accordance with the Company’s expense reimbursement policy.  Executive agrees to use best efforts to submit all expense reports no later than 30 days following his Termination Date.

e.
Computer and Blackberry.  The Company agrees to allow Executive to retain the computer equipment and the Blackberry device provided to him, at no cost to him.  All data contained on the retained computer equipment and Blackberry device shall be subject to the confidentiality provision of Section 1.5 of the Employment Agreement.

f.	Stock Options. Executive shall be fully vested as of the Termination Date in his outstanding Option Grants to purchase shares of the Company’s common stock.

g.
Other Benefits.  Executive shall receive any vested benefits to which Executive is entitled in accordance with the terms of any of the Company's employee benefit plans or programs, including, without limitation, the Company's 401(k) plan.

The terms of Paragraph 1 shall have no force if Executive revokes his acceptance of this Agreement pursuant to Paragraph 11 (Special Provisions for Age Discrimination).

2.	No Further Payments

Except as provided for in Paragraph 1, Executive is not entitled to and will not receive any further salary, wages, benefits, severance or separation payments from the Company.

3.	General Release

Executive on behalf of himself and his heirs, successors and assigns, in consideration of the performance by the Company of its material obligations under the Employment Agreement and this Agreement, do hereby release and forever discharge as of the date hereof the Company, its Subsidiaries, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

a.
Executive understands that payments or benefits paid or granted to him under this Agreement represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which he was already entitled.  Executive understands and agrees that he will not receive the payments and benefits specified in Paragraph 1 of this Agreement unless he executes this Agreement and does not revoke this Agreement within the time period permitted hereafter or breach this Agreement.

b.
Executive knowingly and voluntarily releases and forever discharges the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which Executive, his spouse, or any of his heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with his employment with, or his separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of the Released Parties; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this Agreement shall apply to, or release the Company from, (i) any obligation of the Company contained in the Employment Agreement and this Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

c.	Executive represents that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 3.b. above.

d.
Executive agrees that this Agreement does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this Agreement. Executive acknowledges and agrees that his separation from employment with the Company in compliance with the terms of the Employment Agreement and this Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

e.
In signing this Agreement, Executive acknowledges and intends that the Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  Executive expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.  Executive covenants that he shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release.  Executive further agrees that in the event he should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such Claims. Executive further agree that he is not aware of any pending charge or complaint of the type described in Paragraph 3.b. as of the execution of this Agreement.

4.	No Admission of Liability

Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Executive of any improper or unlawful conduct.

5.	Affirmation of Employment Agreement; Waiver of Non-Compete Covenant

Except as otherwise provided in this Agreement, the parties hereby expressly re-affirm the Employment Agreement, including, but not limited to, Executive’s obligations under Sections 1.5, 1.6, 1.7 (except as provided in Paragraph 1.e. hereof), 1.8(b), 1.10 and 3.1 of the Employment Agreement and the Company’s obligations under Section 1.3(g) of the Employment Agreement.

Notwithstanding anything to the contrary in the Employment Agreement, the parties acknowledge that pursuant to the Sales Transaction the Company no longer has a continuing business.  The Company hereby waives the non-compete covenant in Section 1.8(a) of the Employment Agreement, and the Executive shall not be precluded from participating in or otherwise being employed by or providing services to any Person.

6.	Validity

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.	Successors and Assigns

This Agreement shall inure to and be binding upon the parties hereto and to their respective heirs, legal representatives, successors, and assigns.

8.	Governing Law

This Agreement shall be construed in accordance with the laws of the state of New York and any applicable federal laws.

9.	Special Notification

Because this Agreement includes a waiver and release of claims arising under the Age Discrimination in Employment Act, federal law provides that Executive may have forty-five (45) days from receipt of the Agreement to review and consider this Agreement and the disclosure information attached hereto as Exhibit A (which is provided pursuant to the Older Workers Benefit Protection Act) before executing it.  Federal law also provides that the Company must advise Executive to consult with an attorney before signing this Agreement.  Executive understands that it is Executive’s decision whether or not to consult an attorney.

Pursuant to federal law, Executive is further advised that the release and covenant not to sue contained herein do not apply to claims that arise after the execution of this Agreement.  Executive further understands and agrees that Executive is receiving additional consideration that Executive would not be entitled to receive under the Employment Agreement, any Company policy, practice or plan of if Executive did not execute this Agreement which includes the waiver and release of claims under the Age Discrimination in Employment Act.

Executive represents and warrants that he has had ample opportunity to consider this Agreement and has had an opportunity to consult an attorney before executing this Agreement.

10.	Revocation of Agreement

Federal law also provides that, because this Agreement waives and releases claims arising under the Age Discrimination in Employment Act, that Executive may revoke this Agreement within seven (7) days after Executive executes it.  For this revocation to be effective, written notice must be received by XRoads Solutions Group, attention Dennis Simon, no later than the close of business on the seventh day after Executive has executed this Agreement.  If Executive revokes the Agreement, it will not be effective or enforceable, and Executive will not receive the payments or benefits described in Paragraph 1.

11.	Acknowledgement.

BY SIGNING THIS AGREEMENT, EXECUTIVE REPRESENTS AND AGREES THAT:

(a) EXECUTIVE HAS READ IT CAREFULLY;

(b) EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOW THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) EXECUTIVE VOLUNTARILY CONSENTS TO EVERYTHING IN THE AGREEMENT;

(d) EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THIS AGREEMENT) BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

(e) EXECUTIVE HAS HAD AT LEAST 45 DAYS FROM THE DATE OF HIS RECEIPT OF THE LANGUAGE OF THE GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON AUGUST 4, 2010 TO CONSIDER IT AND THE DISCLOSURE INFORMATION ATTACHED HERETO AS EXHIBIT A (WHICH IS PROVIDED PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT); AND THE CHANGES MADE SINCE THE AUGUST 4, 2010 VERSION OF THE GENERAL RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 45-DAY PERIOD;

(f) THE CHANGES TO THE LANGUAGE OF THE GENERAL RELEASE SINCE AUGUST 4, 2010 EITHER ARE NOT MATERIAL OR WERE MADE AT HIS REQUEST.

(g) EXECUTIVE HAS SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT; AND

(h) EXECUTIVE AGREES THAT THE PROVISIONS OF THIS AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated below.

/s/ Kenneth J. Hall

KENNETH J. HALL
Date:                      August 5, 2010

NEXCEN BRANDS, INC.

By:	/s/ David Oros

Name:  David Oros
Title:  Chairman of the Board of Directors
Date:  August 4, 2010

EXHIBIT A

DISCLOSURE INFORMATION PROVIDED PURSUANT TO THE
OLDER WORKERS BENEFIT PROTECTION ACT

Eligibility Factors and Time Limitations Applicable to
Eligible Employees for Severance Benefits

NexCen Brands, Inc. (the “Company”) has decided to terminate the employment of certain of its employees.  Employees receiving notification of termination of their employment in connection therewith may be eligible to receive severance benefits in exchange for their execution of (and subject to) the attached Separation Agreement and General Release (“Agreement”) in accordance with the terms set forth therein.

Each selected employee age 40 or over will have at least forty-five (45) days from such employee’s receipt of the Agreement and this disclosure information to provide the Company with a fully executed Agreement in order to receive the severance benefits pursuant to the Agreement.  Employees age 40 or over who timely execute and return the Agreement will have a period of seven (7) calendar days from the date that the Agreement is signed to revoke it by delivering written notice of revocation as provided in the Agreement.

The job titles and ages of all of the Company employees at the decisional unit affected by the terminations who are, and are not, selected for termination are listed below.

Titles	Age	Selected	Not Selected
Chief Executive Officer	52	X
General Counsel and Secretary	40	X
Chief Accounting Officer	48	X
Vice President, Corporate Development	30	X
Director of Financial Reporting	45	X
Corporate Staff Accountant	34	X
Corporate Senior Accountant	47	X